June 24, 2021

Via Email

Mike Christenson

Re:    Separation Agreement
Dear Mike:
This letter sets forth the terms of the separation agreement (the “Agreement”) that New Relic, Inc. (the “Company”) is offering to you to aid in your employment transition in connection with the termination of your services as Advisor to the Chief Executive Officer (“Advisor”) to the Company.
1.Separation Date. Your last day of employment shall be June 30, 2021 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will be paid these amounts regardless of whether or not you sign this Agreement. Since the Company has a nonaccrual PTO policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.
2.Resignation; Continuing Obligations. After the Separation Date, you will no longer be employed as Advisor of the Company and shall be deemed to have resigned from any other employment, office, and any other position or role you hold with the Company and all of its subsidiaries and affiliated entities, including but not limited to, the Company’s Board of Directors. You acknowledge all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Confidential Information and Inventions Assignment Agreement (a copy of which is attached hereto as Exhibit A), which you acknowledge and agree is a contractual commitment that remains binding upon you following the Separation Date.
3.Severance Benefits. If you: (i) timely sign and return this Agreement to the Company no later than June 25, 2021; (ii) comply fully with your obligations hereunder; and (iii) on or within twenty-one (21) days after the Separation Date, execute and return to the Company the release of claims in the form attached hereto as Exhibit B (the “Separation Date Release”) and allow the releases contained therein to become effective; then the Company will characterize your separation as a “Termination Not in Connection with or Following a Change in Control” for purposes of the Company’s Change in Control and Severance Agreement (the “Severance Agreement”) and provide you with the following severance benefits (the “Severance Benefits”), in full satisfaction of any obligations to provide you with severance benefits under the terms of the Severance Agreement or otherwise:
(a)Severance Pay. The Company will pay you severance in an amount equal to six (6) months of your base salary in effect as of the Separation Date (in the total amount of $50,000), subject to standard payroll deductions and withholdings (“Severance Pay”). The Severance Pay will be paid in a lump sum within thirty (30) days following the Release Effective Date (as defined in the Separation Date Release).
(b)Health Care Continuation Coverage.
(i)COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You may be eligible for a 100% COBRA premium subsidy if you are on COBRA continuation coverage for any month during the period starting April 1, 2021, through September 30, 2021, as described in your COBRA notice, to be provided separately (the
New Relic, Inc.
188 Spear Street, Suite 1000, San Francisco, CA 94105

“COBRA Subsidy”). You are eligible for the COBRA Subsidy regardless of whether or not you sign this Agreement.
(ii)COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) such that, after taking account of any period of time during which you are receiving any COBRA Subsidy, you will receive COBRA coverage through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the date that is six (6) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.
(iii)Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.
(c)Equity Acceleration; Extended Option Post-Termination Exercise Period. During your employment with the Company, you were granted the equity awards set forth on Exhibit C hereto (your “Equity Awards”) pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”). Notwithstanding anything to the contrary in the applicable grant notice, the applicable award agreement or the Plan, effective on the Release Effective Date (as defined in the Separation Date Release), the Company will (i) accelerate the vesting as to 100% of any unvested portion of your Equity Awards (with your PSU award(s) set forth on Exhibit C deemed vested as to 100% of the target number of PSUs and with the remainder of your PSU award(s) forfeited) and (ii) extend the period of time during which you may exercise any vested, outstanding and unexercised stock options to the earlier of: (A) the second (2nd) anniversary of the Separation Date, (B) the applicable expiration date(s) of your stock options and (C) such earlier date as provided or permitted under the Plan. Except as expressly modified by this Section 3(c), each of your Equity Awards shall continue to be governed by the terms and conditions of the applicable grant notice, the applicable award agreement and the Plan.
4.No Other Compensation or Benefits. You acknowledge and agree that eligibility for the Severance Benefits and other benefits provided herein fulfills and exceeds all of the Company’s obligations to provide you with severance benefits pursuant to the Severance Agreement or any other agreements, plans or policies between you and the Company and as of your execution of this Agreement, your only eligibility for or entitlement to any severance benefits will be as set forth in this Agreement. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (e.g., salary, commissions, bonuses or equity), severance or benefits after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

5.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses (including legal fees related to the review of materials related to your separation from the Company, not to exceed $10,000 in the aggregate) you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.Return of Company Property. Within five (5) business days after the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company or, to the extent that you deem it necessary to protect the attorney-client privilege or other privilege with respect to any material on those systems a mutually selected third party, access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Severance Benefits and other benefits provided hereunder.
7.Non-Disparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that it will instruct its officers and directors to not disparage you, either publicly or privately. Notwithstanding the foregoing, nothing herein shall prevent a party from responding accurately and fully to any question, inquiry or request for information when response is required by legal process or in connection with any government agency or commission investigation or proceeding or making any other disclosure protected under the applicable provisions of law or regulation (including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure), nor prevent anyone from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment.
8.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.
9.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
10.Release of Claims.
(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the Texas Commission on Human Rights Act (as amended), the Texas Labor Code (as amended), New Jersey Law Against Discrimination (as amended), and the New Jersey Political Activities of Employees Law (as amended).
(c)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(d)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law, such as any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Governmental Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
11.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
12.Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder (“Section 409A”), such payment will be deemed a short-term deferral, even if it may also qualify for another exemption from Section 409A.  To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A, the provision will be read in such a manner that the applicable payments or issuances hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments or issuances where such construction is not tenable, that those payments or issuances comply with Section 409A to the maximum permissible extent. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of such Section.
13.General. This Agreement, including the exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me on or before June 25, 2021. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

[Signature Page to Follow]

I wish you good luck in your future endeavours.

Sincerely,
New Relic, Inc.

By: /s/ Mark Sachleben
Mark Sachleben
Chief Financial Officer

Exhibit A - Confidential Information and Inventions Assignment Agreement
Exhibit B – Separation Date Release
Exhibit C - Outstanding Equity Awards

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.

/s/ Mike Christenson
Mike Christenson

6/24/2021
Date

Exhibit A
CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Exhibit B
SEPARATION DATE RELEASE
To be signed and returned to the Company on or within twenty-one (21) days after the Separation Date
In exchange for the consideration to be provided to me pursuant to that certain letter separation agreement between me and New Relic, Inc. (the “Company”) dated June 24, 2021 (the “Agreement”), I hereby provide the following Separation Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that: (i) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a claim.

I agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Notwithstanding the foregoing, nothing herein shall prevent me from responding accurately and fully to any question, inquiry or request for information when response is required by legal process or in connection with any government agency or commission investigation or proceeding or making any other disclosure protected under the applicable provisions of law or regulation (including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure).

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the California Labor Code (as amended), the Texas Commission on Human Rights Act (as amended), the Texas Labor Code (as amended), New Jersey Law Against Discrimination (as amended), and the New Jersey Political Activities of Employees Law (as amended).

Notwithstanding the foregoing, I acknowledge and understand that the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. I hereby represent and warrant that I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I understand that nothing in this Agreement limits my ability to file a charge or complaint with any Government Agency. I further understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “Release ADEA Waiver”). I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this waiver does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have had twenty-one (21) days to consider this Separation Date Release; (d) I have seven (7) days following the date I sign this Separation Date Release to revoke (in a written revocation sent to the Company’s CEO); and (e) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Separation Date Release (the “Release Effective Date”).

In giving the general release of claims herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases granted herein, including, without limitation, the release of unknown and unsuspected claims granted in this Separation Date Release.

This Separation Date Release, together with the Agreement and its exhibits, constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.

/s/ Mike Christenson                    6/30/2021
_____________________________________    _____________________
Mike Christenson                    Date

Exhibit C

OUTSTANDING EQUITY AWARDS

(AS OF JUNE 21, 2021)

Award Date	Award ID	Award Type	Award Amount	Award Price	Vested	Unvested	Exercisable	Expiration Date
08/21/2018	13343	NQ	2,164	$99.8300	2,164	0	2,164	08/20/2028
08/22/2019	19681	NQ	3,987	$57.0000	3,987	0	3,987	08/21/2029
11/15/2019	22135	NQ	189,412	$67.3000	78,921	110,491	78,921	11/14/2029
11/15/2019	22215	RSU	79,118	$0.0000	29,669	49,449	n/a	n/a
05/15/2020	28155	RSU	32,931	$0.0000	8,232	24,699	n/a	n/a
05/15/2020	28160	PSU	32,931	$0.0000	0	32,931	n/a	n/a